UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CYBERSOURCE CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	1295 Charleston Road Mountain View, CA 94043 (650) 965-6000	77-0472961
(State or Other Jurisdiction of Incorporation or Organization)	(Address of Principal Executive Offices)	(I.R.S. Employer Identification Number)

CyberSource Corporation 1998 Stock Option Plan

CyberSource Corporation 1999 Stock Option Plan

CyberSource Corporation 1999 Non-Qualified Stock Option Plan

CyberSource Corporation 1999 Employee Stock Purchase Plan

(Full Title of the Plan)

Steven D. Pellizzer

Chief Financial Officer

CyberSource Corporation

1295 Charleston Road

Mountain View, CA 94043

(650) 965-6000

(Name, Address and Telephone Number, including Area Code, of Agent for Service)

Copy To:

Richard Scudellari, Esq.

1510 Page Mill Rd.

Palo Alto, California 94304

(650) 352-0514

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF COMMON STOCK

On November 12, 1999, the Registrant filed with the Securities and Exchange Commission a registration statement on Form S-8, File No. 333-90725 (the “Registration Statement”), for the sale of 4,371,753 shares of the common stock (the “Common Stock”), par value $0.001 per share, of the Registrant under various of the Company’s stock option plans as provided in the Registration Statement.

On July 21, 2010, pursuant to the terms of the Agreement and Plan of Merger by and among Visa Inc., Market St. Corp., a wholly owned subsidiary of Visa Inc., and Registrant, dated April 20, 2010, Market St. Corp. merged with and into the Registrant, and the Registrant became a wholly owned subsidiary of Visa Inc. (the “Merger”). As a result of the Merger, the offering pursuant to the Registration Statement has been terminated. In accordance with an undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the Common Stock registered under the Registration Statement that remain unsold at the termination of the offering, the Registrant hereby removes from registration the Common Stock registered but unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment No. 1 to Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Mountain View, State of California, on the 21st day of July, 2010.

CYBERSOURCE CORPORATION

By:	/S/ STEVEN D. PELLIZZER
Name:	Steven D. Pellizzer
Title:	Chief Financial Officer and Senior Vice President of Finance